UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 30, 2011

CORE LABORATORIES N.V.

(Exact name of registrant as specified in its charter)

001-14273

(Commission File Number)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Herengracht 424
1017 BZ Amsterdam
The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (31-20) 420-3191

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, on March 2, 2011, the Board of Supervisory Directors of Core Laboratories N.V. (the “Company”) approved a Board Succession Plan whereby one non-employee supervisory director will be replaced with a new supervisory director each year for the next six years.  In order to avoid unintended forfeiture of previously made or approved restricted stock grants to the non-employee directors that are affected by the Board Succession Plan, the Supervisory Board has approved certain amendments or modifications to the related award agreements as described below.

On March 30, 2011, the Supervisory Board approved amendments to the award agreements for restricted performance share awards (“PSAPs”) previously issued to non-employee directors in 2008, 2009 and 2010 to provide that the PSAPs will not be forfeited if the supervisory director ceases to be a supervisory director as a result of the Board Succession Plan.  The other vesting requirements, including performance requirements and vesting period, will continue to apply to the PSAPs.

On March 30, 2011, the Supervisory Board also approved similar modifications to the award agreements for the restricted stock awards (the “RSAPs”) approved at its meeting on February 8, 2011 and issued effective April 1, 2011.  The RSAP awards consist of restricted shares in the amount of $150,000 divided by the closing stock price of the Company on March 31, 2011. The related award agreements were modified prior to issuance to provide that the RSAPs will not be forfeited if the supervisory director ceases to be a supervisory director as a result of the Board Succession Plan.  The other vesting requirements, including the three-year vesting period, will continue to apply to the RSAPs.

In connection with the amendments described above, the Supervisory Board also approved an RSAP award to the supervisory director to be elected at the Company’s 2011 annual meeting to replace Mr. Jacobus Schouten pursuant to the Board Succession Plan.  This award will be in an amount equal to the number of restricted shares issued to existing non-employee directors, including Mr. Schouten, on April 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: April 4, 2011	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer